FOR IMMEDIATE RELEASE	CONTACT
July 1, 2010	Rose S. DiOttavio
President & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES SUBSIDIARY NEWS AND FILES 8K

On July 1, 2010 Kirkbride Realty Corporation, a wholly owned subsidiary of CoreCare Systems, Inc, sold 4 acres of its 20 acre Campus to Children’s Hospital of Philadelphia for $2,300,000.  All proceeds went to satisfy certain property lien holders including Kennedy Funding, Inc., and other subordinate lien holders including the City of Philadelphia.

Concerning its other wholly owned subsidiaries, Westmeade Healthcare, Inc., has ceased operations of its 34 bed Adolescent Residential Treatment Program on June 23, 2010 due to inefficient occupancy levels.  In November 2009 Kirkbride Center, also experienced census volatility which led to a 6 bed licensure reduction in it’s Chemical Dependency Program.  Recently however due to continual high census demands, the Chemical Dependency Program has been expanded on May 21, 2010 from 118 to 154 Detox and Rehab Beds.

            The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note:This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.